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                                                                   Exhibit 16.2


[KPMG LETTERHEAD]




Securities and Exchange Commission                          Our ref  WDL/APR/lc
Washington DC 20549



Geneva, May 22, 2001



Ladies and Gentlemen:

We were previously principal accountants for New Generation Holdings, Inc.
and its subsidiaries (the "Company"). Under the date of April 19, 2001, we reported on the financial statements of New Generation Holdings, Inc. as of and for the year ended December 31, 2000. On May 18, 2001, we received notice from the Company that its Audit Committee and Board of Directors had terminated KPMG Fides Peat's appointment as independent auditors of the Company. We have read New Generation Holdings, Inc.'s statements included under Item 4 of its Form 8-K dated May 24, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that the dismissal of KPMG Fides Peat was approved by the Audit Committee and Board of Directors, that Stefanou & Company LLP has been engaged by the Company as its certifying accountant, or that Stefanou & Company LLP was not consulted previously.

Very truly yours,


KPMG Fides Peat

/s/ William D. Laneville           /s/ Paul Rieveley

William D. Laneville               ppn Paul Rieveley